Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sandy Spring Bancorp, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Sandy Spring Bancorp, Inc. on Form S-3 (File No.’s 333-157134, effective February 19, 2009; 333-157133, effective February 19, 2009; 333-129988, effective November 29, 2005; 333-90413, effective November 5, 1999; 333-39139, effective October 31, 1997) and on Form S-8 (File No.’s 333-126701, effective July 19, 2005; 333-117330, effective July 13, 2004; 333-81249, effective June 22, 1999, as amended on December 17, 2002; 333-63126, effective June 15, 2001; 033-48453, effective December 16, 1996).

Philadelphia, Pennsylvania
March 12, 2010